Exhibit 99.1

Contact:

Sean Cassidy

Vice President and Chief Financial Officer

scassidy@curagen.com

(203) 871-4400

FOR IMMEDIATE RELEASE

CuraGen Reports Third Quarter 2008 Financial Results

- Provides financial guidance through second quarter of 2009-

- Announces partnership intentions around CR011-vcMMAE -

- Conference call to be held today at 11:00 am ET -

BRANFORD, Conn., – November 3, 2008 – CuraGen Corporation (NASDAQ: CRGN), today reported its financial results for the third quarter of 2008.

During the three month period ended September 30, 2008, CuraGen utilized $3.6 million of cash for operations and ended the quarter with $91.4 million of cash and investments. CuraGen expects to utilize an average of $3 to $4 million of cash per quarter through June 2009. The company expects to end the fourth quarter of 2008 with approximately $87 to $89 million in cash and investments, and end the second quarter of 2009 with approximately $79 to $81 million in cash and investments. CuraGen is also pursuing partnership opportunities around CR011-vcMMAE.

“Since the beginning of 2007, we have systematically strengthened our net cash position by $84 million and reduced our cash burn by 73%. We have sold clinical programs and non-core assets generating $129 million, repurchased debt of $91 million at a discount of $17 million and reduced the operating burn from $13.3 million in the first quarter of 2007 to $3.6 million in the third quarter of 2008. We are now in a position to take advantage of our prudent actions in what has become a financially-distressed environment,” commented Dr. Timothy M. Shannon, President and Chief Executive Officer.

For the quarter ended September 30, 2008, CuraGen reported a net loss of $4.0 million, or $0.07 per share, compared to a loss of $9.9 million, or $0.18 per share, for the same period in 2007. For the nine months ended September 30, 2008, CuraGen reported net income of $28.5 million, or $0.50 per share, as compared to net income of $28.0 million, or $0.50 per share, for the same period in 2007. Net income for the nine months ended September 30, 2008 and 2007 was primarily due to a gain of the sale of belinostat and a gain on the extinguishment of debt in the second quarter of 2008, and the sale of 454 Life Sciences Corporation in the second quarter of 2007.

“We are encouraged by the Phase II results and activity of CR011-vcMMAE in patients with metastatic melanoma that we announced concurrently today, and we will be engaging in discussions with potential partners as we develop plans for the advanced stages of development. The goal of a partnership will be to support the financial, development and commercial resources that will be required in advanced development, improving the risk profile to CuraGen shareholders while maintaining upside potential,” stated Dr. Shannon. “We are also actively evaluating strategic opportunities that can accelerate an increase in shareholder value.”

Conference Call Details and Dial-in Information

Date:	Monday, November 3, 2008
Time:	11:00 a.m. EDT
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	71190212
Webcast:	Access available at http://www.curagen.com

A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Monday, November 3, 2008 through Wednesday, December 3, 2008 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 71190212. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (Nasdaq: CRGN) is a clinical-stage biopharmaceutical company developing promising approaches for the treatment of cancer. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the CuraGen’s pursuit of partnership opportunities and discussion with potential partners, revenue, expenses, depreciation, amortization, asset impairment charges, losses, income, and future cash utilization and cash and investment positions, the timing and expected results of its clinical programs, and the development and marketability of planned drugs, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the risk that CuraGen’s pursuit of partnership opportunities will not proceed as planned or that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, as well as risk associated with the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s ability to comply with Nasdaq listing requirements, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to under the section “Risk Factors” in CuraGen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Securities and Exchange Commission as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Collaboration revenue	$—	$22	$1,174	$66

Operating expenses:
Research and development	3,453	8,074	12,459	30,480
General and administrative	1,076	2,568	4,235	9,631
Restructuring and other charges	—	1,058	—	8,537

Total operating expenses	4,529	11,700	16,694	48,648

Gain on sale of intangible asset	—	—	36,397	—

(Loss) income from operations	(4,529)	(11,678)	20,877	(48,582)
Interest income	741	1,861	2,471	4,060
Interest expense	(226)	(1,273)	(1,474)	(4,172)
Gain on extinguishment of debt	—	169	6,991	169
Gain on sale of long-term marketable securities	—	973	—	973

(Loss) income from continuing operations before income taxes	(4,014)	(9,948)	28,865	(47,552)
Income tax benefit (provision)	32	50	(362)	160

(Loss) income from continuing operations	(3,982)	(9,898)	28,503	(47,392)

Discontinued operations:
Loss from discontinued operations	—	—	—	(2,991)
Gain on sale of subsidiary	—	—	—	78,352

Income from discontinued operations	—	—	—	75,361

Net (loss) income	$(3,982)	$(9,898)	$28,503	$27,969

Basic (loss) income per share from continuing operations	$(0.07)	$(0.18)	$0.50	$(0.85)
Basic income per share from discontinued operations	—	—	—	1.35

Basic net (loss) income per share	$(0.07)	$(0.18)	$0.50	$0.50

Weighted average number of shares used in computing:
Basic net (loss) income per share	56,822	55,965	56,693	55,699

SELECTED BALANCE SHEET INFORMATION

	September 30, 2008	December 31, 2007
	(unaudited)
Cash and investments	$91,428	$100,444
Restricted cash	—	14,533

Total cash and investments and restricted cash	$91,428	$114,977

Working capital	$86,982	$107,844

Total assets	$92,585	$119,282

4% Convertible subordinated notes due 2011	$18,967	$69,890

Total long-term liabilities	$18,967	$70,975

Accumulated deficit	$459,071	$487,574

Stockholders’ equity	$68,445	$38,465